WINNEBAGO INDUSTRIES, INC.
AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN

Restricted Stock Unit Award Agreement (Executives)

    Winnebago Industries, Inc. (the “Company”), pursuant to its Amended and Restated 2019 Omnibus Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: _______________________
Number of Restricted Stock Units: _______	Grant Date:
Vesting Schedule:
Scheduled Vesting Dates	Number of Restricted Stock Units that Vest

By logging into and accepting this Agreement through your account with E*TRADE, you acknowledge and agree (A) to be bound by all of the terms and conditions of this Agreement and in the Plan document and (B) that you have received and reviewed the Agreement and the Plan document.

WINNEBAGO INDUSTRIES, INC.
AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN
Restricted Stock Unit Award Agreement (Executives)

Terms and Conditions

1.    Defined Terms. For purposes of this Agreement, the definitions of terms contained in the Plan hereby are incorporated by reference, except to the extent that any such term is specifically defined in this Agreement.
“Good Reason” shall have the meaning set forth in your change in control agreement, or in the absence of a change in control agreement, means the initial occurrence of any of the following actions by the Company without your express written consent and not caused by you: (i) a material diminution of your position, duties, responsibilities or status with the Company as in effect immediately prior to a Change of Control (other than for Cause or due to disability); (ii) a material reduction by the Company of your base salary or annual bonus opportunity as in effect immediately prior to the Change of Control; (iii) a relocation by more than 50 miles of your primary work location or, if your primary work location is the Company’s headquarters, a relocation of the Company’s headquarters by more than 50 miles; or (iv) any material breach by the Company of this Agreement or of any other written agreement between you and the Company relating to your employment. Notwithstanding the foregoing, Good Reason shall not exist unless and until each of the following have occurred: (x) within ninety (90) days after the circumstances giving rise to Good Reason first exist, you have delivered a notice of termination of employment to the Company specifying the grounds and facts believed to constitute Good Reason; (y) the Company has failed to cure such circumstances within thirty (30) days following receipt of your notice of termination of employment; and (z) your termination of employment is effective within one hundred and eighty (180) days following the Company’s receipt of your notice of termination of employment.
2.Grant of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one share of the Company’s Common Stock (each, a “Share”). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

3.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with the Plan. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 3 shall be void and without effect. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 6 until satisfaction of the vesting conditions set forth in Section 5.

4.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the

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Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 7.
5.    Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 5. Notwithstanding the vesting and subsequent settlement of this Award, the Award and any Share issuances or payments made hereunder shall remain subject to the provisions of Section 16(i) of the Plan.

(a)Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b)Accelerated Vesting. The vesting of outstanding Units will be accelerated under the circumstances provided below:

(1)Death or Disability. If your Service terminates prior to the final Scheduled Vesting Date due to your death or Disability, then all of the unvested Units shall vest as of such termination date.

(2)Change in Control. If a Change in Control occurs while you continue to be a Service Provider and prior to the final Scheduled Vesting Date, the provisions of Section 12 of the Plan shall apply, including those providing for benefits upon termination of Service for Good Reason.

(3)Retirement. If, due to Retirement, your Service terminates at least twelve (12) months after the Grant Date and prior to the final Scheduled Vesting Date, then all of the unvested Units shall vest as of such termination date. For this purpose, (i) Retirement means any termination of employment (other than by the Company for Cause or due to death or Disability) which occurs (x) at or after age sixty-five (65), or at or after age fifty-five (55) with ten (10) or more years of continuous Service to the Company and its Affiliates, with Service measured from your most recent date of hire, and (y) at least six (6) months following the commencement of discussions regarding your consideration of Retirement and (ii) any period of service to an entity prior to such entity becoming an Affiliate will not count towards your Service measurement.

6.    Effect of Termination of Service. Except as otherwise provided in accordance with Section 5(b) above, if you cease to be a Service Provider, you will forfeit all unvested Units.

7.    Settlement of Units. After any Units vest pursuant to Section 5, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 9 and compliance with all applicable legal requirements as provided in Section 16 of the Plan, and shall be in complete satisfaction and settlement of such vested Units. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

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8.    Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then the Company shall credit, as of each dividend payment date, a dollar amount of dividend equivalents to your account. The dollar amount of the dividend equivalents credited shall be determined by multiplying the number of Units credited to your account pursuant to this Agreement as of the dividend record date times the dollar amount of the cash dividend per Share. Your right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying Units to which the dividend equivalents relate vest and are settled, as provided in Sections 5 and 7 of this Agreement. No interest shall accrue on any unpaid dividend equivalents. Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

9.    Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units, and no payment of any accrued dividend equivalents will be made, unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares and any such payment. You hereby authorize the Company (or any Affiliate) to withhold from the aggregated accrued dividend equivalent amount, payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You further authorize and consent to the Company, or its respective agents, that all withholding tax obligations may be satisfied by having the Company or its agent withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the then-outstanding amount of such withholding tax obligations, unless in lieu thereof, you elect at the time of conversion of the Units such other then-permitted method or combination of methods established by the Committee in its discretion, if any, to satisfy your withholding tax obligations.
10.    Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Senior Vice President, Chief Legal Officer and Corporate Secretary, at its office at 13200 Pioneer Trail, Eden Prairie, MN 55347, slbogart@winnebagoind.com, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company’s records as your most recent mailing or email address.
11.    Additional Provisions.
(a)    No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(c)    Governing Law.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Minnesota, without giving effect to the choice of law principles thereof.

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(d)    Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e)    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f)    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4). However, for the avoidance of doubt, to the extent that this Agreement is subject to Section 409A of the Code, the Agreement is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and the Agreement shall be interpreted in a manner that satisfies such requirements.

(g)    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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